JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated May 29, 2026

2-Year SNDK Enhanced Jump Securities with Auto-Callable Feature with 1-Year Initial Non-Call Period

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying stock:	Common stock of Sandisk Corporation (Bloomberg ticker: SNDK UW Equity)
Automatic early redemption:	If, on any of the determination dates (other than the final determination date), the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.
Early redemption payment:	The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of at least approximately 55.55% per annum (or at least 55.55% for the first determination date and increasing by at least approximately 4.62917% for each subsequent determination date), as follows:

1st determination date:	at least $1,555.5000
2nd determination date:	at least $1,601.7917
3rd determination date:	at least $1,648.0833
4th determination date:	at least $1,694.3750
5th determination date:	at least $1,740.6667
6th determination date:	at least $1,786.9583
7th determination date:	at least $1,833.2500
8th determination date:	at least $1,879.5417
9th determination date:	at least $1,925.8333
10th determination date:	at least $1,972.1250
11th determination date:	at least $2,018.4167
12th determination date:	at least $2,064.7083

The actual early redemption payment with respect to each applicable determination date will be provided in the pricing supplement. No further payments will be made on the securities once they have been redeemed.

Payment at maturity:	• If the final stock price is greater than or equal to the downside threshold level:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of at least approximately 55.55% per annum, or at least $2,111.00. The actual maturity redemption payment will be provided in the pricing supplement.
• If the final stock price is less than the downside threshold level:

(i) the stated principal amount multiplied by (ii) the stock performance factor

Under these circumstances, the payment at maturity will be less than 40% of the stated principal amount and could be zero.

Downside threshold level:	60% of the initial stock price
Initial stock price:	The closing price of the underlying stock on the pricing date
Final stock price:	The closing price of the underlying stock on the final determination date
Stock performance factor:	final stock price / initial stock price
Stock adjustment factor:	The stock adjustment factor is referenced in determining the closing price of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be May 29, 2026
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	June 8, 2027, June 29, 2027, July 29, 2027, August 30, 2027, September 29, 2027, October 29, 2027, November 29, 2027, December 29, 2027, January 31, 2028, February 29, 2028, March 29, 2028, May 1, 2028 and May 30, 2028 (the final determination date)
Redemption dates†:	June 11, 2027, July 2, 2027, August 3, 2027, September 2, 2027, October 4, 2027, November 3, 2027, December 2, 2027, January 3, 2028, February 3, 2028, March 3, 2028, April 3, 2028, May 4, 2028 and the maturity date
Maturity date†:	June 2, 2028
CUSIP / ISIN:	46661AJD3 / US46661AJD37
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390026062495/ea0292662-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $870.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Change in Underlying Stock	Payment at Maturity*
50.00%	$2,111.00
40.00%	$2,111.00
30.00%	$2,111.00
20.00%	$2,111.00
10.00%	$2,111.00
5.00%	$2,111.00
0.00%	$2,111.00
-10.00%	$2,111.00
-20.00%	$2,111.00
-30.00%	$2,111.00
-40.00%	$2,111.00
-40.01%	$599.90
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

*if no automatic early redemption occurs

JPMorgan Chase Financial Company LLC

2-Year SNDK Enhanced Jump Securities with Auto-Callable Feature with 1-Year Initial Non-Call Period

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	The appreciation potential of the securities is limited.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	Investors will not participate in any appreciation of the underlying stock.
▪	Early redemption risk.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Stock

▪	Investing in the securities is not equivalent to investing in the underlying stock.
▪	No affiliation with Sandisk Corporation.
▪	We may engage in business with or involving Sandisk Corporation without regard to your interests.
▪	Limited trading history.
▪	The anti-dilution protection for the underlying stock is limited and may be discretionary.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.